Exhibit 5.1

August 16, 2010

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for MRV Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0017, per share (the “Common Stock”), which are not reserved under a stockholder-approved equity plan, but are granted under terms identical to those of the Company’s 2007 Omnibus Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering that opinion, I have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, Bylaws, as amended, the Letter Agreement, dated June 8, 2010, by and between the Company and Dilip Singh, the Notice of Grant of Non-Qualified Stock Option Award, dated as of July 1, 2010, by and between the Company and Dilip Singh and the Terms and Conditions of Non-Qualified Stock Option Award (together, the “Grant Agreement”) and the corporate actions of the Company, and I have made such other investigation as I have deemed appropriate.  I have examined and relied upon certificates of public officials.  I have not independently established any of the facts so relied on.  I have also assumed that all of the Shares eligible for issuance under Grant Agreement following the date hereof will be issued for not less than par value.

In rendering my opinion, I have made assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents as originals, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  I have not verified any of those assumptions.

My opinion set forth below is limited to the federal laws of the United States and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law.  I note, however, that I am not licensed to practice law in the State of Delaware.  I am not opining on, and I assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.  The foregoing opinions are rendered as of the date of this letter.  I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that when the Registration Statement has become effective under the Securities Act, the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the Grant Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

I am furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under Item 5 of the Registration Statement.

Yours truly,

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter